Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Harvey Kamil	Carl Hymans
NBTY, Inc.	G.S. Schwartz & Co.
President and Chief Financial Officer	212-725-4500
631-200-2020	carlh@schwartz.com

NBTY REPORTS THIRD QUARTER RESULTS OF $0.43 PER SHARE

BOHEMIA, N.Y. — July 27, 2006 - NBTY, Inc. (NYSE: NTY) (www.NBTY.com), a leading global manufacturer and marketer of nutritional supplements, today announced results for the fiscal third quarter ended June 30, 2006.

For the fiscal third quarter ended June 30, 2006, net sales increased $36 million, or 8%, to $475 million, including $24 million generated by Solgar, compared to net sales of $439 million for the fiscal third quarter ended June 30, 2005.

Net income for the fiscal third quarter ended June 30, 2006 was $30 million, or $0.43 per diluted share, compared to $16 million, or $0.23 per diluted share, for the fiscal third quarter ended June 30, 2005. As previously reported, the results for the fiscal third quarter ended June 30, 2005 included asset impairment charges of $11 million, or $0.14 per diluted share. Without these impairment charges, net income per diluted share for the fiscal third quarter of 2005 would have been $0.37.

For the nine months ended June 30, 2006, net sales increased $110 million, or 8%, to $1.4 billion, compared to net sales of $1.3 billion for the prior like period. Net income for the nine months ended June 30, 2006 was $74 million, or $1.07 per diluted share, compared to $67 million, or $0.97 per diluted share for the nine months ended June 30, 2005.

Net income results for the nine months ended June 30, 2006 included non-cash charges of $14 million incurred in the first two fiscal quarters, consisting of a trademark impairment charge, charges for closing certain Solgar international operations and certain North American Retail impairment charges. Without these non-cash charges, earnings for the nine months ended June 30, 2006 would have been $1.22 per diluted share. Without the aforementioned fiscal third quarter 2005 impairment charge, net income per diluted share for the nine months ended June 30, 2005 would have been $1.11.

At June 30, 2006, NBTY had working capital of $387 million and total assets of $1.3 billion, including $375 million in inventory. Inventory decreased $21 million for the fiscal third quarter of 2006 and decreased $117 million for the nine months ended June 30, 2006. These decreases reflect the Company’s successful initiatives to lower inventory while continuing to assure uninterrupted product supply to its customers.

NBTY’s strong financial position allowed the Company to accelerate repayment of $206 million of long-term debt in the first nine months of fiscal 2006 and an additional accelerated debt repayment of $10 million in July 2006.

The Company continues to reduce leverage, with remaining long-term debt of $227 million at June 30, 2006. The Company expects to continue its practice of accelerated repayment of debt.

OPERATIONS FOR THE FISCAL THIRD QUARTER ENDED JUNE 30, 2006

Sales for the Wholesale/US Nutrition division, which markets Nature’s Bounty, Sundown, Solgar and SISU brands, increased approximately $39 million, or 21%, to $227 million from $188 million for the prior like quarter. Solgar accounted for $24 million of this increase in sales.

Product returns for the fiscal third quarter were $5 million as compared with $10 million for the fiscal third quarter 2005. Product returns for the nine months ended June 30, 2006 were an aggregate of $20 million. The Company expects normalized return rates in future quarters to be similar to the returns in this fiscal quarter. Gross margins for the wholesale operation decreased 6% compared with the fiscal third quarter of 2005 as a result of promotional incentives offered to customers, competitive pricing in the joint care category and higher prices paid for certain raw materials. The Company previously purchased raw materials that were in short supply at the time of purchase. Market prices for these raw materials have decreased during fiscal 2006 as supply shortage dissipated. The Company anticipates that gross margins will increase in fiscal 2007 as these higher priced raw materials are depleted.

US Nutrition continues to utilize valuable consumer preference sales data generated by the Company’s Vitamin World retail stores and Puritan’s Pride Direct Response/E-Commerce operations to empower its wholesale customers with this latest information. The Vitamin World stores are effectively used as a laboratory for new ideas and have become a significant tool for determining and monitoring consumer preferences. This information, as well as scanned sales data from the Vitamin World stores, is shared with NBTY’s wholesale customers.

The North American Retail operations reported a pre-tax profit of $2 million. This division’s sales decreased $0.5 million, or 1%, primarily due to closing of under-performing stores. During the fiscal third quarter of 2006, Vitamin World closed 26 under-performing stores and opened three new stores. Vitamin World has closed a total of 66 under-performing stores and opened eight new stores in the nine month period ended June 30, 2006. The Company anticipates closing an additional 10 stores by fiscal year end. Same store sales for Vitamin World increased 6% from the prior like quarter. At the end of the fiscal third quarter, the North American Retail division operated a total of 582 stores, with 484 in the US and 98 in Canada.

European Retail sales for the fiscal third quarter ended June 30, 2006 decreased $3 million or 2% to $140 million from $143 million for the fiscal third quarter ended June 30, 2005. In local currency, same store sales essentially remained unchanged from the prior like period. The European Retail business continues to leverage its premier status, high street locations and brand awareness. The European Retail business is comprised of 496 Holland & Barrett and 33 GNC stores in the UK, 19 Nature’s Way stores in Ireland, and 68 DeTuinen stores in the Netherlands. GNC and DeTuinen stores were profitable in this fiscal third quarter.

During the fiscal third quarter ended June 30, 2006, the European Retail division opened 4 stores and operated a total of 616 stores.

Revenues from Direct Response/Puritan’s Pride operations for the fiscal third quarter of 2006 increased $0.4 million or 1% from the comparable prior period. The average order size increased to $77 from $69. Online sales constituted 33% of total Direct Response/E-Commerce sales. NBTY remains the leader in the direct response and e-commerce sectors.

NBTY Chairman and CEO, Scott Rudolph, said:  “The industry continues to struggle in an environment that has favorable research results with negative media headlines. We will maintain an aggressive posture to increase our market share. We remain confident in the long-term outlook for the Company.”

ABOUT NBTY

NBTY is a leading vertically integrated manufacturer, marketer and distributor of a broad line of high-quality, value-priced nutritional supplements in the United States and throughout the world. Under a number of NBTY and third party brands, the Company offers over 22,000 products, including products marketed by the Company’s Nature’s Bounty®, Vitamin World®, Puritan’s Pride®, Holland & Barrett®, Rexall®, Sundown®, MET-Rx®, WORLDWIDE Sport Nutrition®, American Health®, GNC (UK)®, DeTuinen®, LeNaturiste™, SISU® and Solgar® brands.

This release refers to non-GAAP financial measures, such as Adjusted EBITDA. “ADJUSTED EBITDA” is defined as net income, excluding the aggregate amount of all non-cash losses reducing net income, plus interest, taxes, depreciation and amortization. This non-GAAP financial measure is not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. A reconciliation of the non-GAAP measure to the comparable GAAP measure is included in the attached financial tables. Management believes the presentation of Adjusted EBITDA is relevant and useful because Adjusted EBITDA is a measurement industry analysts utilize when evaluating NBTY’s operating performance. Management also believes Adjusted EBITDA enhances an investor’s understanding of NBTY’s results of operations because it measures NBTY’s operating performance exclusive of interest and non-cash charges for depreciation and amortization. Management also provides this non-GAAP measurement as a way to help investors better understand its core operating performance, enhance comparisons of NBTY’s core operating performance from period to period and to allow better comparisons of NBTY’s operating performance to that of its competitors.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These forward-looking statements can be identified by the use of terminology such as “subject to,” “believe,” “expects,” “plan,” “project,” “estimate,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. Although all of these forward looking statements are believed to be reasonable, they are inherently uncertain. Factors which may materially affect such forward-looking statements include: (i) slow or negative growth in the nutritional supplement industry; (ii) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) adverse publicity regarding nutritional supplements; (iv) inability to retain customers of companies (or mailing lists) recently acquired; (v) increased competition;

(vi) increased costs; (vii) loss or retirement of key members of management; (viii) increases in the cost of borrowings and/or unavailability of additional debt or equity capital; (ix) unavailability of, or inability to consummate, advantageous acquisitions in the future, including those that may be subject to bankruptcy approval or the inability of NBTY to integrate acquisitions into the mainstream of its business; (x) changes in general worldwide economic and political conditions in the markets in which NBTY may compete from time to time; (xi) the inability of NBTY to gain and/or hold market share of its wholesale and/or retail customers anywhere in the world; (xii) unavailability of electricity in certain geographical areas; (xiii) the inability of NBTY to obtain and/or renew insurance and/or the costs of the same; (xiv) exposure to and expense of defending and resolving product liability and intellectual property claims and other litigation; (xv) the ability of NBTY to successfully implement its business strategy; (xvi) the inability of NBTY to manage its retail, wholesale, manufacturing and other operations efficiently; (xvii) consumer acceptance of NBTY’s products; (xviii) the inability of NBTY to renew leases for its retail locations; (xix) the inability of NBTY’s retail stores to attain or maintain profitability; (xx) the absence of clinical trials for many of NBTY’s products; (xxi) sales and earnings volatility and/or trends for the Company and its market segments; (xxii) the efficacy of NBTY’s Internet and on-line sales and marketing strategies; (xxiii) fluctuations in foreign currencies, including the British Pound, the Euro and the Canadian dollar; (xxiv) import-export controls on sales to foreign countries; (xxv) the inability of NBTY to secure favorable new sites for, and delays in opening, new retail locations; (xxvi) introduction of and compliance with new federal, state, local or foreign legislation or regulation or adverse determinations by regulators anywhere in the world (including the banning of products) and more particularly proposed Good Manufacturing Practices in the United States, the Food Supplements Directive and Traditional Herbal Medicinal Products Directive in Europe and Section 404 requirements of the Sarbanes-Oxley Act of 2002; (xxvii) the mix of NBTY’s products and the profit margins thereon; (xxviii) the availability and pricing of raw materials; (xxix) risk factors discussed in NBTY’s filings with the U.S. Securities and Exchange Commission; (xxx) adverse effects on NBTY as a result of increased gasoline prices and potentially reduced traffic flow to NBTY’s retail locations; (xxxi) adverse tax determinations; (xxxii) the loss of a significant customer of the Company; and (xxxiii) other factors beyond the Company’s control.

Readers are cautioned not to place undue reliance on forward-looking statements. NBTY cannot guarantee future results, trends, events, levels of activity, performance or achievements. NBTY does not undertake and specifically declines any obligation to update, republish or revise forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrences of unanticipated events.

Consequently, such forward-looking statements should be regarded solely as NBTY’s current plans, estimates and beliefs.

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the three months
	ended June 30,
	2006	2005

Net sales	$475,297	$438,986

Costs and expenses:
Cost of sales	256,594	220,960
Advertising, promotion and catalog	28,112	27,398
Selling, general and administrative	143,955	153,462
Goodwill impairment	—	7,686
	428,661	409,506

Income from operations	46,636	29,480

Other income (expense):
Interest	(5,458)	(5,663)
Miscellaneous, net	(218)	3,626
	(5,676)	(2,037)

Income before provision for income taxes	40,960	27,443

Provision for income taxes	11,059	11,477

Net income	$29,901	$15,966

Net income per share:
Basic	$0.44	$0.24
Diluted	$0.43	$0.23

Weighted average common shares outstanding:
Basic	67,204	67,186
Diluted	69,152	69,137

NBTY, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(Dollars and shares in thousands, except per share amounts)

	For the nine months
	ended June 30,
	2006	2005

Net sales	$1,412,310	$1,301,969

Costs and expenses:
Cost of sales	753,674	658,994
Advertising, promotion and catalog	80,338	82,697
Selling, general and administrative	446,832	436,497
Trademark / goodwill impairments	10,450	7,686
	1,291,294	1,185,874

Income from operations	121,016	116,095

Other income (expense):
Interest	(21,408)	(17,237)
Miscellaneous, net	1,928	5,728
	(19,480)	(11,509)

Income before provision for income taxes	101,536	104,586

Provision for income taxes	27,414	37,860

Net income	$74,122	$66,726

Net income per share:
Basic	$1.10	$0.99
Diluted	$1.07	$0.97

Weighted average common shares outstanding:
Basic	67,197	67,151
Diluted	69,081	69,140

SALES

(Thousands)

(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	JUNE 30,			JUNE 30,
			Percentage			Percentage
	2006	2005	Change	2006	2005	Change

Wholesale / US Nutrition	$227,361	$188,228	21%	$667,662	$550,402	21%

North American Retail / Vitamin World	57,987	58,513	-1%	178,110	167,872	6%

European Retail /
Holland & Barrett / GNC (UK)	140,453	143,192	-2%	423,045	432,062	-2%

Direct Response /
Puritan’s Pride	49,496	49,053	1%	143,493	151,633	-5%

Total	$475,297	$438,986	8%	$1,412,310	$1,301,969	8%

GROSS PROFIT

PERCENTAGES

(Unaudited)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	JUNE 30,			JUNE 30,
			- % Decrease			- % Decrease
	2006	2005	% Increase	2006	2005	% Increase

Wholesale / US Nutrition	31%	37%	-6%	31%	35%	-4%

North American Retail / Vitamin World	59%	55%	4%	58%	54%	4%

European Retail /
Holland & Barrett / GNC (UK)	62%	63%	-1%	62%	63%	-1%

Direct Response /
Puritan’s Pride	57%	55%	2%	60%	58%	2%

Total	46%	50%	-4%	47%	49%	-2%

Reconciliation of GAAP Measures to Non-GAAP Measures
(Thousands)
(Unaudited)

	THREE MONTHS ENDED JUNE 30, 2006
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$23,176	$2,479	$—	$(387)	$25,268

North American Retail / Vitamin World	2,114	1,098	—	135	3,347

European Retail / Holland & Barrett / GNC (UK)	32,769	3,037	—	—	35,806

Direct Response / Puritan’s Pride	12,112	1,254	—	—	13,366

Segment Results	70,171	7,868	—	(252)	77,787

Corporate / Manufacturing	(29,211)	6,072	5,458	—	(17,681)

Total	$40,960	$13,940	$5,458	$(252)	$60,106

	THREE MONTHS ENDED JUNE 30, 2005
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$21,211	$2,487	$—	$—	$23,698

North American Retail / Vitamin World	(14,651)	1,638	—	10,989	(2,024)

European Retail / Holland & Barrett / GNC (UK)	38,632	4,188	—	—	42,820

Direct Response / Puritan’s Pride	12,377	1,244	—	—	13,621

Segment Results	57,569	9,557	—	10,989	78,115

Corporate / Manufacturing	(30,126)	5,592	5,663	—	(18,871)

Total	$27,443	$15,149	$5,663	$10,989	$59,244

Reconciliation of GAAP Measures to Non-GAAP Measures
(Thousands)
(Unaudited)

	NINE MONTHS ENDED JUNE 30, 2006
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$48,161	$7,609	$—	$11,498	$67,268

North American Retail / Vitamin World	132	3,696	—	2,405	6,233

European Retail / Holland & Barrett / GNC (UK)	109,173	8,331	—	—	117,504

Direct Response / Puritan’s Pride	38,546	3,790	—	—	42,336

Segment Results	196,012	23,426	—	13,903	233,341

Corporate / Manufacturing	(94,476)	18,558	21,408	—	(54,510)

Total	$101,536	$41,984	$21,408	$13,903	$178,831

	NINE MONTHS ENDED JUNE 30, 2005
	Pretax Income (Loss)	Depreciation and amortization	Interest	Non-cash charges	Adjusted EBITDA

Wholesale / US Nutrition	$57,310	$7,441	$—	$—	$64,751

North American Retail / Vitamin World	(22,334)	5,249	—	10,989	(6,096)

European Retail / Holland & Barrett / GNC (UK)	118,980	10,616	—	—	129,596

Direct Response / Puritan’s Pride	41,522	3,826	—	—	45,348

Segment Results	195,478	27,132	—	10,989	233,599

Corporate / Manufacturing	(90,892)	17,144	17,237	—	(56,511)

Total	$104,586	$44,276	$17,237	$10,989	$177,088

NBTY, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

ASSETS

(Dollars and shares in thousands)

	June 30, 2006	September 30, 2005
Current assets:
Cash and cash equivalents	$69,699	$67,282
Investments	—	39,900

Accounts receivable, less allowance for doubtful accounts of $9,708 and $9,155, respectively	81,407	73,226

Inventories	374,799	491,335

Deferred income taxes	23,651	23,645

Prepaid expenses and other current assets	38,074	54,469

Total current assets	587,630	749,857

Property, plant and equipment, net of accumulated depreciation of $290,877 and $279,883, respectively	315,008	320,528

Goodwill	232,455	228,747

Other intangible assets, net	148,907	166,325

Other assets	13,381	16,845

Total assets	$1,297,381	$1,482,302

NBTY, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

LIABILITIES AND STOCKHOLDERS’ EQUITY

(Dollars and shares in thousands)	June 30, 2006	September 30, 2005

Current liabilities:

Current portion of long-term debt	$6,055	$80,922
Accounts payable	77,832	72,720
Accrued expenses and other current liabilities	116,914	120,487
Total current liabilities	200,801	274,129

Long-term debt	221,312	428,204
Deferred income taxes	67,542	57,092
Other liabilities	7,521	6,822
Total liabilities	497,176	766,247

Commitments and contingencies

Stockholders’ equity:

Common stock, $0.008 par; authorized 175,000 shares; issued and outstanding 67,204 shares at June 30, 2006 and 67,191 shares at September 30, 2005	537	537
Capital in excess of par	138,737	138,657
Retained earnings	633,397	559,275
Accumulated other comprehensive income	27,534	17,586
Total stockholders’ equity	800,205	716,055

Total liabilities and stockholders’ equity	$1,297,381	$1,482,302

NBTY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the nine months ended June 30,
(Dollars in thousands)	2006	2005
Cash flows from operating activities:
Net income	$74,122	$66,726
Adjustments to reconcile net income to cash and cash equivalents provided by operating activities:
Provision relating to impairments and disposals of property, plant and equipment	3,683	3,620
Depreciation and amortization	41,984	44,276
Foreign currency transaction loss / (gain)	2,013	(2,732)
Amortization and write-off of deferred financing costs	3,570	1,614
Amortization and write-off of bond discount	349	118
Gain on extinguishment of debt	(425)	—
Gain on settlement of interest rate swap	(353)	—
Compensation expense for ESOP	—	2,118
Impairment on asset held for sale	—	1,908
Gain on sale of business assets	—	(1,999)
Trademark / goodwill impairments	10,450	7,686
Provision for (recovery of) allowance for doubtful accounts	949	(1,012)
Inventory reserves	248	3,754
Tax benefit from exercise of stock options	(15)	201
Deferred income taxes	4,112	5,679
Changes in operating assets and liabilities:
Accounts receivable	(8,762)	20,849
Inventories	119,429	(106,105)
Prepaid expenses and other current assets	17,267	10,150
Other assets	344	1,708
Accounts payable	2,619	(5,318)
Accrued expenses and other liabilities	(3,125)	11,747
Net cash provided by operating activities	268,459	64,988

Cash flows from investing activities:
Purchase of property, plant and equipment	(26,797)	(49,786)
Proceeds from sale of property, plant, and equipment	102	71
Proceeds from sale of property, plant, and equipment held for sale		9,950
Proceeds from sale of business assets	—	5,766
Proceeds from sale of available-for-sale marketable securities	39,900	—
Cash paid for acquisitions, net of cash acquired	—	(13,434)
Purchase price settlements, net	1,845	4,558
Purchase / sale of intangible assets	(433)	30
Net cash provided by (used in) investing activities	14,617	(42,845)

NBTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont’d)

(UNAUDITED)

Cash flows from financing activities:
Principal payments under long-term debt agreements	(276,494)	(18,810)
Principal payments under the Revolving Credit Facility	(11,000)	(20,000)
Proceeds from borrowings under the Revolving Credit Facility	5,000	26,000
Proceeds from settlement of interest rate swap	353	—
Tax benefit from exercise of stock options	15	—
Proceeds from stock options exercised	65	207
Purchase of treasury stock	—	(176)
Net cash used in financing activities	(282,061)	(12,779)

Effect of exchange rate changes on cash and cash equivalents	1,402	(960)

Net increase in cash and cash equivalents	2,417	8,404

Cash and cash equivalents at beginning of period	67,282	21,751

Cash and cash equivalents at end of period	$69,699	$30,155